Exhibit 5.1

Morris, Nichols, Arsht & Tunnell llp

1201 North Market Street
P.O. Box 1347
Wilmington, Delaware  19899-1347

(302) 658-9200
(302) 658-3989 FAX

October 11, 2023

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

Re:	Bionano Genomics, Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel to Bionano Genomics, Inc., a Delaware corporation (the “Company”), in connection with certain matters of Delaware law relating to an offering by the Company of (i) up to $45,000,000 aggregate principal amount of the Company’s Senior Secured Convertible Notes (the “Notes”) convertible into 15,713,663 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 21,660,650 shares (the “Warrant Shares”) of Common Stock, pursuant to the Registration Statement on Form S-3, as amended (File No. 333-270459) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Notes and the Warrants filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In giving this opinion, we have examined and relied upon the following documents in the forms provided to us: (i) the form of Note to be filed as an exhibit to a Current Report on Form 8-K; (ii) the form of Warrant to be filed as an exhibit to a Current Report on Form 8-K; (iii) the Action by Unanimous Written Consent of the Board of Directors of the Company (the “Board”) dated March 8, 2023; (iv) resolutions of the Board of Directors of the Company adopted at a meeting of the Board held on August 1, 2023; (v) the Action by Unanimous Written Consent of the Pricing Committee of the Board dated October 10, 2023; (vi) a certificate of an officer of the Company dated October 11, 2023; (vii) a copy of the Certificate of Conversion of the Company (then named BioNanomatrix LLC) as filed with the Secretary of State of the State of Delaware (the “State Office”) on August 16, 2007; (viii) the Certificate of Incorporation of the Company (then named Bionanomarix, Inc.) as filed with the State Office on August 16, 2007; (ix) the Amended and Restated Certificate of Incorporation of the Company as filed with the State Office on August 23, 2018, as amended by the Certificates of Amendment of the Amended and Restated Certificate of Incorporation of the Company as filed with the State Office on October 2, 2020 and August 4, 2023; (x) the Amended and Restated Bylaws of the Company, as amended by the Amendment thereto dated April 13, 2023; (xi) the Registration Statement; (xii) the Prospectus; and (xiii) a certificate of good standing of the Company issued by the State Office as of a recent date.

Bionano Genomics, Inc.
October 11, 2023

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the legal capacity of natural persons to complete the execution of documents.  We have also assumed for purposes of this opinion: (i) except to the extent addressed by our opinion in paragraph 1 below, the due formation or organization, the valid existence and good standing of each entity that is a signatory to any of the documents examined by us under the laws of the jurisdiction of its respective formation or organization; (ii) except to the extent addressed by our opinion in paragraph 2 below, the due authorization, authentication, adoption, approval, certification, acknowledgement, execution, filing, indexing and delivery, as applicable, of each of the documents referenced herein; (iii) that each of the documents examined by us is in full force and effect, sets forth the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced; (iv) that there are no other documents (other than those referenced herein), facts or circumstances contrary to or inconsistent with the opinions expressed herein; (v) that each party has complied, and will comply, as applicable, with the terms and conditions set forth in the Warrants and the Notes; (vi) that upon the exercise of any Warrant, and upon the conversion of the Notes, in whole or in part, there will be a sufficient number of authorized and unissued shares of Common Stock that were not previously subscribed for, reserved or otherwise committed to be issued available for issuance upon any such exercise or conversion; and (vii) that the consideration received by the Company as a result of any conversion of any Notes or the exercise of any of the Warrants will have a value at least equal to the aggregate par value of the shares of Common Stock issued in connection with such conversion or exercise and (viii) solely with respect to the Company, that the entry into and the consummation of the transactions contemplated by each of the Notes and the Warrants will not constitute a “business combination” (as defined in Section 203 of the Delaware General Corporation Law (the “DGCL”)) with an “interested stockholder” (as defined in Section 203 of the DGCL).

We have not reviewed any documents other than those identified above in connection with this opinion.  As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and certifications and the accuracy, as of the date hereof, of the matters therein contained. We are not regular counsel to the Company or any other party to the Warrants or Notes and are not generally informed as to their respective business affairs.

Bionano Genomics, Inc.
October 11, 2023

Based upon and subject to the foregoing and to the further assumptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.
(i) When duly executed and delivered by the Company and issued and delivered to the purchasers thereof against payment therefor in accordance with the Registration Statement and the Prospectus, the Notes will constitute legally binding obligations of the Company, (ii) the Warrants, when duly delivered against payment therefor in accordance with the Registration Statement and the Prospectus, will constitute legally binding obligations of the Company, and (iii) the Conversion Shares, when issued and delivered in accordance with the terms of the Notes, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  In addition, we have not considered and express no opinion as to the applicability of or any compliance with any federal or state securities or blue sky laws, including, without limitation, the Delaware Securities Act, 6 Del. C. § 7301 et seq., or any rules or regulations promulgated thereunder.

Our opinion is subject to: (a) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect; (b) application of equitable principles, including applicable law relating to fiduciary duties (regardless of whether considered in a proceeding in equity or at law); (c) considerations of public policy or the effect of applicable law relating to fiduciary duties; (d) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of specific performance or injunctive relief; and (e) the discretion of the court before which any proceeding in respect of the Warrant may be brought; provided that we express no opinion with respect to the enforceability of (i) any document referenced or incorporated by reference in the Warrants or the Notes (other than the Warrants and the Notes to the extent addressed by our opinions set forth above), (ii) any purported waiver or consent granted by any party to the Warrants or the Notes except to the extent such party may so waive or consent and has effectively so waived or consented in accordance with applicable law, (iii) the Warrants and the Notes against or with respect to any person who or which is not a party thereto, (iv) any provisions of the Warrants or the Notes providing for payment of attorneys’ fees to the extent such fees are in excess of those permitted by applicable law, and (v) any provision of the Warrants requiring the Company to distribute or pay cash or other property (other than Common Stock of the Company) to the extent the Company does not have funds legally available therefor.

Bionano Genomics, Inc.
October 11, 2023

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement and the use of our name in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

This opinion letter speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents. The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

/s/ R. Jason Russell

R. Jason Russell